        PRELIMINARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY   , 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION


          Consent Revocation Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Consent Revocation Statement

|_| Confidential, for Use of the Commission only (as permitted
    by Rule 14a-6(e)(2))
|_| Definitive Consent Revocation Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ______________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

          ______________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

          ______________________________________________________________________
     (5)  Total fee paid:

          ______________________________________________________________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ______________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:

          ______________________________________________________________________
     (3)  Filing Party:

          ______________________________________________________________________
     (4)  Date Filed:

          ______________________________________________________________________

                              [Vestcom Letterhead]



Dear Fellow Shareholder:

         The Board of Directors of Vestcom International is writing to you today to inform you that Harish Chopra and TimeTrust, Inc. (together referred to in this letter as the "Outsiders") are attempting to seize control of your Company without paying you anything. The Outsiders are seeking to remove five of the current members of your duly elected Board of Directors, without cause, and replace them with their own hand-picked nominees.

         For all of the reasons discussed in the materials included with this letter, we strongly urge you to REJECT the solicitation made by these Outsiders and NOT sign any gold consent card they send you.

         In order to REJECT the Outsiders' proposals, the Board unanimously recommends that you sign, date and mail the enclosed BLUE consent revocation card. Even if you have previously signed the Outsiders' gold consent card, you have every right to REVOKE YOUR CONSENT by voting the BLUE consent revocation card today.

         Thank you for your continued interest and support.


                                                Very truly yours,


                                                Joel Cartun
                                                Chairman of the Board

                          CONSENT REVOCATION STATEMENT
                            BY THE BOARD OF DIRECTORS
                         OF VESTCOM INTERNATIONAL, INC.
                  IN OPPOSITION TO THE SOLICITATION OF CONSENTS
                     BY HARISH K. CHOPRA AND TIMETRUST, INC.

     This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors of Vestcom International, Inc., a New Jersey corporation ("Vestcom" or the "Company"), to the holders of the outstanding shares of Vestcom's common stock in opposition to the solicitation by Harish K. Chopra ("Chopra") and TimeTrust, Inc. ("TimeTrust", and, with Chopra, the "Outsiders").

     The Outsiders are soliciting consents in favor of five separate proposals (collectively, the "Outsiders' Proposals"), each designed to enable the Outsiders to seize control of Vestcom without paying you anything. We are asking you to oppose the Outsiders' scheme to steal control of your Company because:


     o    The Outsiders have not communicated any specific business plan.

     o The Outsiders' past business experience in our industry is extremely limited and unrelated to our core businesses.

     o Your current Board and management have undertaken specific strategies to improve the Company's profitability. Results for the fourth quarter of 1999 have begun to reflect the benefits of our efforts.

     o Your Board believes that Vestcom is at a critical juncture and that any change in our management could substantially jeopardize our future growth and success.

     o We believe that the Company's current Board, whom you elected, and management are in the best position to evaluate the strategic alternatives available to Vestcom and to decide on the courses of action that are in the best interests of all of the shareholders.

     We unanimously oppose the consent solicitation by the Outsiders and urge you not to sign the Gold consent card that they sent to you.

     Even if you previously signed and returned the Gold consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card today in the postage-paid envelope provided. Your prompt action is very important. In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" box on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes.

     If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account today and direct him or her to vote the BLUE Consent Revocation Card immediately.

     This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to shareholders beginning on or about February __, 2000.

     If you have any questions or need assistance in voting your shares, please contact the firm assisting the Company in this solicitation of consent revocations:

                    Georgeson Shareholder Communications Inc.
                          Call Toll Free (800) 223-2064

                    QUESTIONS AND ANSWERS ABOUT THIS REQUEST
                             FOR CONSENT REVOCATION


Q:       WHO IS MAKING THE REQUEST FOR REVOCATION?

         A: This Request is being made by your duly elected Board of Directors.

Q:       WHAT ARE WE ASKING YOU TO DO?

         A: We are asking you to oppose the solicitation made by Mr. Chopra and TimeTrust, Inc. in connection with their scheme to steal control of your Company. They are seeking to take control of your Company without paying you anything (and possibly costing you money). They are asking you, among other things, to replace five of your seven duly elected directors with their slate of underqualified hand-picked nominees in order to gain control of your Board. To oppose their scheme, you can withhold your consent from their proposals, or, if you have already given your consent, you can revoke it.

Q:       WHY ARE WE ASKING YOU TO REVOKE YOUR CONSENT?

         A: We are asking you to oppose the Outsiders' scheme to steal your Company because we believe that your current Board and management are in the best position to evaluate the strategic alternatives available to Vestcom. We are committed to enhancing shareholder value for all of Vestcom's shareholders. While current management has taken specific actions to improve the Company's profitability, the Outsiders have no specific plans for improving shareholder value, and only speak in broad generalities that are not applicable to Vestcom's business.

Q:       WHO ARE THE OUTSIDERS' NOMINEES?

         A:   The Outsiders' nominees are Harish K. Chopra, Howard April, Parker
              S. Kennedy, Frank E. Raab and Robert J. Verrilli, none of whom are currently affiliated with Vestcom and, with the exception of Mr. April who previously served on Vestcom's Board of Directors, none of whom has had any experience in Vestcom's core businesses. When Vestcom acquired Mr. April's company, Mr. April was eligible to receive an earnout based on the future performance of his company, which he continued to run as a subsidiary of Vestcom. The subsidiary's performance was so poor that Mr. April was not entitled to receive any part of the earnout. As a result of this poor performance, the Company replaced Mr. April and his management team.

              The two current Vestcom directors whom the Outsiders are not seeking to replace, Leonard Fassler and Stephen R. Bova, have not consented to serving on a Board comprised of the Outsiders' nominees.

Q:       WHO CAN WITHHOLD OR REVOKE THEIR CONSENT?

         A: If you already sent in a Gold consent card, you can send in a BLUE Consent Revocation Card to revoke your consent to one or more of the Outsiders' Proposals. If you owned Vestcom shares on February 8, 2000, you have the right to send in a BLUE Consent Revocation Card.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE OUTSIDERS' PROPOSALS TO IMPLEMENT THEM?

         A: The Outsiders must receive consents from a majority of Vestcom's outstanding shares for their proposals to be adopted. As of February 8, 2000, Vestcom had 9,056,806 shares of common stock outstanding (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of Vestcom's common stock). Each share is entitled to one vote. Therefore, the affirmative vote of at least 4,528,404 shares is necessary to effect the Outsiders' Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote.

Q:      WHAT IS THE DEADLINE FOR SUBMITTING REVOCATIONS?

        A. The consents the Outsiders receive will be tabulated on April 7, 2000. If the Outsiders were to receive the required vote, Vestcom would promptly notify you, and the Outsiders' Proposals would become effective 10 days after that notice is sent, unless sufficient Consent Revocation Cards are received by such date. This means that you can submit your BLUE Consent Revocation Card until April 17, 2000, although we urge you to mail it today.

Q:      WHAT SHOULD YOU DO TO REVOKE YOUR CONSENT?

        A: Sign, date and return the enclosed BLUE Consent Card Revocation TODAY to Georgeson in the postage paid envelope provided.

Q:      WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE CONSENT REVOCATION?

        A:   Please call Georgeson toll free at (800) 223-2064.

                OUR REASONS FOR OPPOSING THE OUTSIDERS' PROPOSALS
                    AND RECOMMENDING THAT YOU OPPOSE THEM TOO

                  Each of the Outsiders' five Proposals is designed to enable the Outsiders to take control of your Vestcom Board. We believe that the Outsiders' consent solicitation is an attempt to take complete control of Vestcom without offering shareholders any value at all for their shares and without presenting any specific plan for increasing shareholder value.

                  The Board of Directors of the Company unanimously believes that the Outsiders' Proposals are not in the best interests of the Company's shareholders and urges shareholders to reject them. Your Board of Directors requests that you sign, date and return the enclosed BLUE Consent Revocation Card, whether or not you have previously signed and returned the Gold consent card solicited by the Outsiders.

                  Vestcom's Board of Directors strongly believes that the arguments set forth by the Outsiders are seriously flawed and misinformed, and that the Outsiders are simply trying to take control of the Company for their own benefit and advantage. The Outsiders are strangers to the Company and its core businesses.

                  Your Board of Directors is, and has always been, committed to increasing shareholder value for all shareholders. We have implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are now beginning to generate positive financial results . Our results of operations for the fourth quarter of 1999 have begun to reflect the benefits of our efforts. We have:

          o Substantially completed the consolidation and integration of our businesses in the Mid-Atlantic and New England regions.

          o Eliminated redundant personnel and facilities, modernized our facilities, upgraded our technology, improved efficiencies and increased our capacity.

          o Significantly expanded our Internet offerings, providing additional services for our clients to choose from and broadening our potential client base.

          o Improved the quality of our sales force by recruiting and hiring experienced sales associates, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

                  As your duly elected Board of Directors, it is our duty to identify for you our deep and serious concerns about the Outsiders. We will describe these concerns in greater detail later in this document, however, we have highlighted a number of these below:

          o We believe that Mr. Chopra and his associates have repeatedly violated the securities laws. Many of these violations, we believe, amount to fraud and misrepresentation of the Outsiders' real objectives. We have sued them over these violations, and their consequent efforts to correct their mistakes indisputably reflect the truth of our allegations.

          o The Outsiders' preliminary consent solicitation documents reflect a material misunderstanding on the Outsiders' part of basic principles of New Jersey corporate law.

          o Mr. Chopra and the Outsiders' other nominees have no valuable experience in Vestcom's core businesses.

          o The track record of the public corporation with which Mr. Chopra and his affiliates are currently associated is poor, and is not a model to be followed.

          o The Outsiders point to the industry experience of Howard April, one of their nominees and formerly a director of Vestcom, whom Vestcom removed as head of the Company's Montreal operations because of the poor performance of that operation.

          o Fiscal improvement demands carefully designed, specific measures like the ones we implemented. Our operating results for the fourth quarter of 1999 have begun to reflect the benefits of our efforts. The Outsiders have no real plans. Their solicitation materials speak in broad terms and hypothetical, conceptual strategies. The Outsiders claim to know how to improve Vestcom's performance, but they have not offered anything other than rhetoric and generalities.

                  The Outsiders' Proposals are designed to do more than replace the Board of Directors and management with Mr. Chopra and his underqualified hand-picked nominees. Those Proposals are designed to seize control of your Company, which Mr. Chopra himself now readily admits, as a result of our lawsuit against him. He only admitted his true intentions once we challenged his purported ones in federal court. He claims that he is prepared to take control of the Company with what he portrays as an altruistic offer to refuse any salaried compensation for one year. The Outsiders' consent solicitation materials do, however, provide that he would expect to receive stock options. Mr. Chopra does not describe the number of stock options he expects to receive or what kind of compensation he would demand following the one year period.

                  If Mr. Chopra is successful, while he foregoes a salary for one year, he will have seized control of your Company and will have deprived you of any fair value you are entitled to receive. In fact, the Outsiders' Proposals could end up costing you money. If the Outsiders are successful, their solicitation materials indicate that they might have the Company reimburse them for their solicitation expenses. Effectively, Mr. Chopra will have acquired control of Vestcom for a virtually "free ride", with no real plans for the Company's growth, and without paying you anything.

                                   BACKGROUND


                  Your Board of Directors and management have drawn upon their collective industry-specific experience to develop strategies to improve Vestcom's profitability. We have embarked upon a strategic program that, despite the Outsiders' characterization of it, is now beginning to achieve financial results which, we believe, will increase shareholder value. We have serious and deep concerns about the Outsiders' forthrightness and ability to improve shareholder value without any real plans for doing so, as compared to current management's industry-focused, ongoing program. Our concerns stem from, among other things, the Outsiders' lack of industry experience, poor track record and repeated and blatant violations of the federal securities laws. Finally, as many of our recent shareholder protective measures reflect, we do not want to see your Company undergo a change of control without you receiving the fair value that you are entitled to receive.


                           IMPROVING SHAREHOLDER VALUE

                  During 1999, your current Board and management implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are focused on streamlining, consolidating and integrating the Company's operations, improving efficiencies, increasing capacity and introducing new capabilities, such as our Internet services, to position Vestcom for enhanced profitability, growth and success. The results of these initiatives are now beginning to be realized in our financial performance.

                  Some of the initiatives that we implemented, and our actual or anticipated goals are:

     o Vestcom's revenues for the fourth quarter of 1999 were $________, an increase of ___% from the third quarter of 1999 and ____% from the fourth quarter of 1998.

     o Vestcom's "EBITDA" (earnings before interest, taxes, depreciation and amortization), which represents the Company's operating cash flow, for the fourth quarter of 1999 was $_______, an increase of ___% from the third quarter of 1999.

     o Vestcom's gross profit margin increased _____ basis points from the third quarter of 1999 to the fourth quarter of 1999.

     o We have reduced the number of our facilities from 36 at the beginning of 1999 to 28 at the beginning of 2000.

          o The consolidation and integration of facilities is expected to generate increased efficiencies, quality and competitiveness, all of which, we believe, will translate into increased revenues, decreased costs and greater profitability.

          o Using fewer, but bigger, more modern and technologically advanced facilities should enable Vestcom to compete more effectively for larger, more profitable projects from new and existing regional and national accounts, and also improve our efficiency, turn-around time and capacity.

          o As part of our restructuring program, we eliminated redundant personnel, which should reduce our costs and increase our profitability, without sacrificing revenues.

          o An example of our facility integration is the consolidation of seven of our operations in the Mid-Atlantic region into two significantly larger, more streamlined locations.

     o We improved the quality of our sales force by recruiting and hiring experienced sales associates, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

          o    In 1999, we expanded our Internet capabilities:

               o We are beginning to see the conversion of existing and new customers into our Internet suite of products.

               o Our Internet product offerings expand Vestcom's range of document management and delivery services to include Internet-based solutions, such as electronic bill presentment and payment, that provide streamlined customer communications and an efficient, secure distribution of business critical documents.

               o Our web-based fulfillment services provide customers with the ability to order products and marketing materials via the Internet.

          o In 1999, we adopted our shareholder protection plan to protect shareholder value, which New Jersey law expressly permits us to adopt for this very reason.

               o Your Board carefully considered adopting its shareholder protection plan. Over 2,500 public companies have similar plans. We reviewed current, widely accepted empirical studies which clearly show that companies with such plans receive a significantly greater takeover premium than companies without them. This potential for increased shareholder value was one of the compelling reasons that we considered in taking our action.

          o We have retained CIBC World Markets ("CIBC") as Vestcom's financial advisor to assist the Board in its continuing review of strategic alternatives to enhance shareholder value for all shareholders.


                                  THE OUTSIDERS

Repeated Violations of Laws

                  The Outsiders have repeatedly failed to make proper disclosures under the federal securities laws. The Williams Act amendments to the federal securities laws, adopted in response to the activities of hostile corporate raiders in the 1980s, are designed to provide an early warning system to public companies potentially coming under hostile attack. The cornerstone of this early warning system is an obligation, imposed on any person or group who acquires more than 5% of a public company's outstanding stock, to publicly disclose in filings with the Securities and Exchange Commission (the "SEC") his or her true intentions with respect to that company. In their initial filings, the Outsiders disclosed that they had no present intention to effect a change of control of Vestcom. We have discovered that some of the Outsiders had contacted many large shareholders of the Company both before and after their initial filing with the SEC to garner support for overthrowing the current Board of Directors and ousting management.

                  In response to this discovery, we instructed management to commence an action in federal court to enjoin these disclosure violations. You can read more about this ongoing litigation below, under the section entitled "Pending Litigation". Two days after our attorneys served them with the summons and complaint, the Outsiders filed additional disclosure documents with the SEC and the Company in which they indicated their intent to seek control of Vestcom. The Outsiders only corrected the material deficiencies in their filings after we began our lawsuit, which correction, we believe, reflected their earlier purposeful concealment of their true intentions to wage a hostile contest for control of the Company.

                  In the preliminary consent solicitation materials that the Outsiders filed with the SEC, the Outsiders made what we believe to be fraudulent and misleading disclosures. Consent solicitation materials, like the ones circulated by the Outsiders, cannot contain any statements which, at the time and in light of the circumstances made, are misleading. The very first example given by the SEC in its rules of what may constitute misleading statements within the rules' prohibition is "[p]redictions as to specific future market values." Numerous times in the solicitation materials that the Outsiders filed with the SEC on January 27, and again on February 3, 2000, the Outsiders made various unlawful predictions regarding future market value of Vestcom's shares.

                  The Outsiders have demonstrated a "do anything, say anything" strategy to achieve their goal, even at the cost of violating federal securities disclosure laws. If they fail to report accurately now and continue to demonstrate a repeated disregard for these laws, what will they disclose and how much attention will they pay to their legal obligations if they gain control of your Company?

Misunderstanding of State Law

                  The Outsiders' disclosures in their preliminary solicitation materials reflect a fundamental misunderstanding of New Jersey corporate law. They say that the consents they are asking you for "will be effective when [they] deliver to Vestcom consents of a majority of the shares of Vestcom common stock." In other words, the Outsiders state that their Proposals would take effect as soon as the Outsiders deliver consents to Vestcom constituting a majority of the total number of shares entitled to vote. Their description of the process is incorrect. It is clear under New Jersey law that when a board of directors sets a date to tabulate consents, the action consented to (assuming a majority of consents is received) will not take effect until 10 days after notice is given to shareholders by the Company, such notice to be given promptly after the consents are tabulated.

                  We set a record date of February 8, 2000 (the "Record Date") and a tabulation date of April 7, 2000 (the "Tabulation Date"). If after the Outsiders' consents are tabulated on the Tabulation Date, the results show that the Outsiders have received the required majority, Vestcom would promptly send a notice to shareholders advising them that the Outsiders' Proposals would be effective 10 days later. Therefore, the earliest the Outsiders' consents (and their Proposals) would be effective, if at all, is April 17, 2000, and not as soon as a majority of consents are delivered, as the Outsiders incorrectly assert.

                  We think that this material misunderstanding of a fundamental concept of New Jersey corporate law is evidence of an inattention and carelessness that should erode your confidence in the Outsiders' ability to manage the Company at this critical time.

Who Is Really Behind the Outsiders' Scheme?

                  The Outsiders' initial Schedule 13D was jointly filed by TimeTrust and R-Squared Limited. R-Squared is an Irish company based in the Cayman Islands, whose owners are unknown to Vestcom. According to their SEC filing, R-Squared owns 85.7% of TimeTrust. Since we do not know who owns R-Squared, we have concerns about the Outsiders' true motives and their commitment to our business.

                  In addition, two of the Outsiders' five nominees are from the insurance industry, and three of them are affiliated with, including one who is the president of, First American Financial Corp. ("First American"). In July, 1999, Mr. Chopra resigned as president of DataTree Corporation ("DataTree"), which he sold to First American, and remained as its chairman. DataTree is now a subsidiary of First American. Also in July, 1999, Mr. Chopra apparently formed TimeTrust, Inc.--the other Outsider. Shortly afterwards, in October, 1999, Mr. Verrilli, one of the Outsiders' nominees for director, left DataTree and joined TimeTrust, Inc. as its chief financial officer. In light of all these ties to First American, it is possible that Mr. Chopra is acting for First American and trying to gain control of the Company for the benefit of First American. If this is correct, this scheme would permit First American to gain control of your Company without paying a fair (or any) price.

The Outsiders' Nominees Have Inadequate Experience and Knowledge of Our Industry

                  The Outsiders' nominees for the Board are Messrs. Chopra, April, Kennedy, Raab and Verrilli. Their lack of knowledge about Vestcom's core businesses is apparent.

                  Messrs. Kennedy and Raab have backgrounds in the insurance industry, not our industry. Indeed, Mr. Kennedy is President of First American, and Mr. Raab, now 78, was previously president of Insurance Company of North America. According to information provided by the Outsiders, Mr. Raab has been a business consultant for the last five years. They do not disclose what businesses he has consulted to, however.

                  According to publicly available information, First American provides real-estate related financial and information services to real property buyers and mortgage lenders, including title insurance, tax monitoring, mortgage credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan origination and servicing systems, mortgage document preparation and home warranty services. First American also provides credit and various database related services to automobile dealers, consumer lenders, employers and property management companies, as well as investment, trust and thrift services. First American's businesses clearly are very different from Vestcom's core businesses.

                  The Outsiders report that Mr. Chopra is the Chairman and Mr. Verrilli was the CFO of DataTree, a "document imaging and database management systems company." According to our research, DataTree primarily images and databases public real estate records for municipalities, and largely serves the title insurance industry. DataTree does not provide the value-added document and information management solutions or serve the markets that Vestcom does.

                  Mr. Chopra apparently has chosen Howard April as his source of industry-specific expertise. Mr. April was an owner of one of the original seven founding companies that formed Vestcom, and served on Vestcom's Board from August 1997 until May 1998. When Vestcom acquired Mr. April's company, Mr. April was eligible to receive an earnout based on the future performance of his company, which he continued to run as a subsidiary of Vestcom. The subsidiary's performance was so poor that Mr. April was not entitled to receive any part of the earnout. As a result of this poor performance, the Company replaced Mr. April and his management team.

                  Neither insurance underwriting nor imaging public records for local database storage purposes is the business conducted by the Company. The Outsiders are asking you to accept them without any meaningful industry experience. As reflected in your Board members' backgrounds described later in this document, your present Board of Directors has substantial industry-specific experience, and, we believe, knows your Company better than any of the Outsiders or their slate of nominees.

The Outsiders Don't Understand Vestcom or Its Business

                  One of the Outsiders' stated goals is to pursue national accounts. However, they criticize current management for consolidating and integrating many of the Company's smaller, older facilities into fewer, larger, more technologically advanced facilities. These consolidations will, in fact, enable us to better meet the demands of our larger national clients. To meet the demands of these customers, we need large-scale production capacity, rapid and high volume fulfillment capabilities, and cutting edge technology, which can be provided more effectively in our newly equipped, larger facilities.

                  In addition, the Outsiders' solicitation materials cite decentralization as another goal. The Outsiders clearly do not understand Vestcom's current operating structure. Vestcom's current structure includes a small number of executives at the holding company level, and allows day to day operating decisions to be made by regional executives. In addition, Vestcom's sales personnel are familiar with the various customer needs and market trends in the various regions.

                  While it is easy to criticize what you do not know, the costs of acting without the requisite knowledge can be severe. This is precisely the type of strategic error that can occur if the Company is managed by people who know very little about its industry.

The Outsiders' Track Record Is Poor

                  Given the Outsiders' strong ties to First American and the fact that First American's President and CEO is described as having outstanding corporate credentials to run your Company, you should be aware of certain facts about First American's recent financial performance. We have included a chart of First American's stock performance over the last year, which is based on publicly available information. This chart shows a precipitous decline in their stock price. We believe that this track record is poor, and is not a model to be followed by Vestcom.

                         FIRST AMERICAN FINANCIAL CORP.
                                STOCK PERFORMANCE

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S  $25 |-------------------------------------------------------------------|
I      |                                                                   |
N      |                                                                   |
G  $20 |-------------------------------------------------------------------|
       |                                      *                            |
       |                                                                   |
p  $15 |----------------------------*--------------------------------------|
R      |                                               *                   |
I      |                                                          *       *|
C  $10 |-------------------------------------------------------------------|
E      |                                                                   |
       |                                                                   |
    $5 |-------------------------------------------------------------------|
       |                                                                   |
       |                                                                   |
    $0 |--------|---------|---------|--------|---------|---------|---------|
    Jun-98   Sep-98    Dec-98    Mar-99    Jun-99    Sep-99    Dec-99   Jan-00


                          NO REAL PLANS FOR THE COMPANY

                  The Outsiders are asking you to support their slate of nominees for the Board without having offered you a comprehensive, industry-specific business plan. They are asking for your support without telling you how they plan to increase shareholder value. In their solicitation materials, which consisted of several dozen pages, their "business plan" occupied less than one page. Their attempt at a business plan appears to call for decentralizing operations, separating operations for national accounts, centralizing certain corporate functions and exploiting technology. Nowhere do they mention which operations they plan to decentralize, or which corporate functions they plan to centralize. They do not tell you how they plan to make their decisions, what national accounts they plan to pursue, or whether they have an Internet strategy. It is possible that they are not providing any of this detail because they have not yet undertaken this analysis, or because they cannot undertake the analysis since they do not know or understand our industry or our Company.

                  Our business strategies include tangible, ongoing changes and initiatives that have been explained to shareholders over the last year and are beginning to bear positive results. You can see the successful results of our business plan by the facilities we have consolidated and integrated, our Internet service offerings and our retrained and motivated sales force. Our strategic, industry-specific business plan is now beginning to yield results, while the Outsiders have yet to show you any real plan at all.


                   YOUR COMPANY IS ABOUT TO BE STOLEN FROM YOU

                  The Outsiders are trying to take control of your Company for free! People who seek control of a company usually either make a proposal to the board of directors to buy the company, or, if the board refuses their proposal, commence a tender offer for the outstanding shares. In either case, a person trying to obtain control usually offers a control or sales premium to the shareholders, that is, they pay more than market value for the shares. That excess price is called a control premium because it is worth something to control a public company. If a control premium is paid, the shareholders generally will profit.

                  The Outsiders have not offered you a control premium or any other consideration, except a naked, unsupported promise of fiscal improvement. This promise comes from people who have concealed their true intentions from you in the past, and who have made misleading and, we believe, fraudulent misrepresentations in the materials they have filed with the SEC.

                  Mr. Chopra has offered not to take any salaried compensation for one year. He expects, however, to receive Company stock options. He does not state what kind of compensation he expects to receive after such one year period. In addition, Mr. Chopra only extended this offer to himself, and does not mention any of the other members of his new management team or their compensation arrangements.

                  In fact, by seizing control of your Company, the Outsiders could cost you money. First, you would be deprived of any control premium or other value you should be entitled to receive in connection with any acquisition of control of the Company. Second, the Outsiders have indicated that they may seek reimbursement from the Company for the costs they incur in making their solicitation. If successful, the Outsiders can approve the reimbursement of these costs.

                  Each of the Outsiders' Proposals is designed to enable the Outsiders to take control of the Board that you elected and of your Company. We believe that their consent solicitation is an attempt to pressure you without giving you the opportunity to consider all of Vestcom's strategic alternatives. We believe that this undue pressure created by the Outsiders is not in the Company's or your best interests. The Outsiders' Proposals are:

               (1) Remove five of the seven current Vestcom directors (other than Stephen R. Bova and Leonard J. Fassler) and remove any other director elected or appointed to the Vestcom Board before the effective date of this shareholder action other than the five nominees hand-picked by the Outsiders.

               (2) Amend Section 3.7 of Article III of the Vestcom by-laws to provide that any vacancy or vacancies on the Vestcom Board created as a result of the removal of any of the current directors by Vestcom's shareholders may be filled only by a majority vote of Vestcom's shareholders.

               (3) Amend Section 3.2 of Article III of the Vestcom by-laws to set the number of directors of Vestcom at seven.

               (4) Elect the five nominees hand-picked by the Outsiders to serve as directors of Vestcom (or, if any of those five nominees is unable to serve as a director of Vestcom, any other person designated as a nominee by the remaining nominee or nominees).

               (5) Repeal any amendment to the Vestcom by-laws that is adopted by the current Vestcom Board after December 16, 1999 and before these proposals become effective and the nominees are seated.

                  The Outsiders' acknowledged purpose in pursuing their solicitation is to replace a majority of the Board that you duly elected, with their own underqualified hand-picked nominees. While we recognize that the Outsiders' nominees, if elected, would have certain fiduciary obligations under New Jersey law to Vestcom and you, we expect that the nominees would act in furtherance of the Outsiders' interests and not your interests. In particular, if the nominees are elected as your directors, conflicts of interests might arise that we believe would be detrimental to your interests and the Company's interests. For example, if First American does attempt to acquire the Company, people loyal to First American will be the ones recommending a purchase price to you.

                  In light of the reasons discussed above, we have determined that the Outsiders' Proposals are not in the best interests of you or Vestcom. The above discussion of reasons and factors considered by us is not intended to be exhaustive, but does reflect the material information and factors we considered in our review and analysis of the Outsiders' Proposals. In view of the variety of factors and the amount of information considered, we did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that you reject the Outsiders' Proposals. Our determination was made after we considered all the factors taken as a whole. In addition, some of us may have given differing weights to different factors. Throughout our deliberations regarding the Outsiders' Proposals, we received advice from CIBC World Markets, Lowenstein Sandler PC, and Proskauer Rose LLP. Proskauer Rose LLP was retained to advise the independent members of the Board in connection with the Outsiders' Proposals and related matters.

                  We unanimously oppose the Outsiders' consent solicitation and urge you NOT to sign the Gold consent card that they sent to you.

                  Even if you previously signed and returned the Gold consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Your prompt action is very important. Please return the BLUE Consent Revocation Card today.

                  If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account today and direct him or her to vote the BLUE Consent Revocation Card immediately.

                  If you have any questions about giving your revocation of consent or require assistance, please call Georgeson, the firm assisting the Company in this request for revocations, at:

                    Georgeson Shareholder Communications Inc.

                         Call Toll-Free: (800) 223-2064

                               PENDING LITIGATION

                  On December 17, 1999, Vestcom commenced an action in the United States District Court for the District of New Jersey against Mr. Chopra and two entities controlled by him, TimeTrust, Inc. and R-Squared Limited. Vestcom alleged two claims: (i) the Schedule 13D filed by Mr. Chopra in November 1999 violated Section 13(d) of the Exchange Act because it failed to provide appropriate disclosures to shareholders, especially with respect to Mr. Chopra's intent to take control of the Company, oust current management, and install himself as Chief Executive Officer and Chairman of the Board; and (ii) Mr. Chopra had violated Section 14(a) of the Williams Act because he had solicited Vestcom shareholders without complying with the proxy solicitation rules. Vestcom contended that Mr. Chopra had violated these shareholder-protection provisions of the federal securities laws in order to advance his effort to take control of the Company.

                  On December 27, 1999, Vestcom applied to the Court for a temporary restraining order barring defendants from any further contacts with Vestcom shareholders, barring defendants from any further violation of the federal securities laws, and compelling corrective disclosures to remedy the
Section 13(d) and Section 14(a) violations. In a tacit admission that he had, in fact, violated Section 13(d) of the 1934 Act, two days later, on December 29, 1999, Mr. Chopra filed an amended Schedule 13D that provided most, though not all, of the disclosures which were omitted from the initial Schedule 13D. Mr. Chopra subsequently contended that this corrected disclosure resolved the
Section 13(d) claim.

                  The Court scheduled a hearing on Vestcom's application for a temporary restraining order for January 14, 2000. On January 6, 2000, Mr. Chopra filed a counterclaim challenging the enforceability of the Shareholder Rights Protection Agreement adopted by Vestcom's Board on December 16, 1999. Mr. Chopra also applied for temporary restraints against the enforcement of the Shareholder Rights Protection Agreement. Given Mr. Chopra's request for temporary restraints, the Court adjourned the hearing date to January 28, 2000, at which time the Court was to address both applications for temporary restraints. Vestcom opposed Mr. Chopra's request for restraints, as New Jersey corporate law specifically authorizes the adoption of shareholder protection agreements and many commentators have recognized the important protections that such agreements provide to shareholders against coercive and abusive takeover tactics. Several days later, Mr. Chopra abandoned and withdrew his request for temporary restraints against the Shareholder Rights Protection Agreement.

                  Effective January 24, 2000, a new SEC rule altered the legal standards for the solicitation of shareholders prior to the filing of a proxy statement. Among other things, the new SEC rule permits parties soliciting a public company's shareholders, including the public company itself, to make certain prescribed solicitations to those shareholders prior to filing a proxy statement. This pre-filing solicitation was prohibited under prior law, except in certain limited circumstances. Mr. Chopra filed his solicitation materials with the SEC on January 27, 2000 and on February 3, 2000 under this new rule. In view of this new rule and Mr. Chopra's filing, Vestcom withdrew its application for temporary restraints against Mr. Chopra in connection with this previously illegal solicitation of shareholders. However, Vestcom continues to seek a remedy for Mr. Chopra's violations of the federal securities laws, including (i) the invalidation of any proxies or consents obtained by Mr. Chopra and (ii) the dissemination of a corrective disclosure to all Vestcom shareholders.

                  The litigation remains pending. We intend to vigorously defend the counterclaim and intend to continue pursuing this litigation in order to assure that any contest for control of Vestcom is conducted in accordance with applicable law, including policing any further misleading or inappropriate disclosures by the Outsiders.

                         OUTSTANDING VESTCOM SECURITIES

                  As of February 8, 2000, there were 9,056,806 shares of Vestcom common stock outstanding (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of Vestcom common stock).

                              THE CONSENT PROCEDURE

                  Under Section 14A:5-6(2) of the Business Corporation Act of the State of New Jersey ("BCA"), unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken, other than the annual election of directors, without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote were present. Vestcom's Certificate of Incorporation does not prohibit shareholder actions by consent. Section 2.15.1 of Vestcom's current By-Laws provides that any action required to be taken under the BCA may be taken without a meeting by written consent.

                  Both Section 14A:5-6(2)(a) of the BCA and Section 2.15.2 of Vestcom's current By-Laws permit the Board to fix a record date for determining the shareholders entitled to consent to the Outsiders' Proposals. The Board also is authorized under Section 14A:5-6(2)(a) of the BCA to fix a date on which consents are to be tabulated. Under Section 14A:5-7(1) of the BCA, the Record Date to determine shareholders entitled to give a written consent may not be more than 60 days before the tabulation date.

                  The Secretary of the Company is obligated under Section 2.15.3 of the By-Laws to designate an independent, qualified inspector with respect to such consents and revocations. That inspector shall provide for the safekeeping of the consents and revocations received by the Company, and conduct a reasonable investigation for the purpose of ascertaining the validity of the consents and all matters incident thereto, including without limitation, whether the holders of shares having the requisite voting power to authorize or take the action specified in the consents have given consent. If after such investigation the inspector shall determine that any action purportedly taken by such consents has been validly taken, the fact shall be certified on the records of the Company kept for the purpose of recording the proceedings of meetings of shareholders, and the consents shall be filed with such records.

                  Under Section 14A:5-25(5) of the BCA, each inspector is required to take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. In addition to the obligations mandated by the Company's By-Laws that are set forth above, the inspectors are specifically obligated, under the BCA, to determine the number of shares of the Company's common stock outstanding, the voting power of each share, the validity and effect of consents and consent revocations, to receive votes and consents, hear and determine all challenges and questions arising in connection with the right to consent or revoke consent, count and tabulate all consents and consent revocations and to determine the result, and do such other acts as are proper to conduct the vote with fairness to all shareholders.

                  To be effective, the unrevoked consents of the holders of not less than a majority of the shares of common stock outstanding and entitled to vote on the record date must be obtained within the time limit specified herein to adopt each of the Outsiders' Proposals. Each share of common stock is entitled to one vote per share. Since consents are required from holders as of the record date of not less than a majority of the outstanding shares of the common stock in order for each of the Outsiders' Proposals to be adopted, an abstention from voting on any one of the Outsiders' Proposals or a broker non-vote will have the practical effect of a vote against such Proposals.

                  A shareholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card accompanying this Consent Revocation Statement in the postage paid envelope provided, and either marking the "Revoke Consent" box, the "Abstain" Box or not marking any boxes. A consent may also be revoked by delivery of a written consent revocation to the Company. If you do not indicate a specific vote on the BLUE Consent Revocation Card with respect to Outsiders' Proposals, your card will be used in accordance with the Board's recommendation to revoke any consent with respect to any Proposal not specifically voted on.

                  If the Outsiders obtain consents from a majority of the outstanding shares for their Proposals, the Company will promptly deliver, after the tabulation date, a notice to all shareholders, as required under Section 14A:5-6(2)(b) of the BCA, stating the proposed effective date of the Outsiders' Proposals. If the Outsiders receive the requisite number of consents, the effective date of the consents and of the Outsiders' Proposals would be 10 days after the date such notice is given, unless a sufficient number of Consent Revocation Cards are received by the effective date.

                  We fixed the "Record Date" as February 8, 2000 and the "Tabulation Date" as April 7, 2000. In accordance with Vestcom's current By-Laws, the Secretary of the Company has designated ____________ to act as inspector with respect to the consents and consent revocations. The Company has retained Georgeson to assist in communicating with shareholders in connection with the Outsiders' solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Georgeson will be pleased to assist you. You may call Georgeson toll-free at 800-223-2064.


               Shareholders are Urged to Deliver all BLUE Consent
                         Revocations Cards to Georgeson

                  If you are against the Outsiders' Proposals and have not signed a Gold consent, you may show your opposition to the Outsiders' Proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable the Company to keep track of how many shareholders oppose the Outsiders' Proposals.

                  The Company requests that if you deliver your BLUE Consent Revocation Card to the Company instead of Georgeson, that you also deliver a photocopy to Georgeson, so that Georgeson will be aware of all revocations.

                  If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf.

                  You are urged to confirm in writing your instructions to the persons responsible for your account and provide a copy of those instructions to the Company so that the Company will be aware of your instructions and ensure that your instructions are followed.

                              INFORMATION ABOUT US,
                              THE PEOPLE ASKING YOU
                             TO REVOKE YOUR CONSENT

                  The table below sets forth the names and ages (as of February 1, 2000) of each of Vestcom's directors, and the other positions and offices presently held by each of the directors within the Company, the period during which each such person has served on the Board of Directors of the Company, and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years.

                            Director
Name and Age                Since        Business Experience
------------               ---------     ---------------------
Joel Cartun, 60              1996        Chairman of the Board of Vestcom  (August 1997 to  present);Chief  Executive
                                         Officer  of Vestcom  (from  Vestcom's  incorporation  in  September  1996 to present);  President  of Vestcom  from  Vestcom's  incorporation  in 1996 to
                                         March  1999;  Chief  Executive  Officer of  Comvestrix  Corp.  (now known as
                                         Vestcom  Mid-Atlantic,  Inc.  ("VMA"))  (from its  incorporation  in 1969 to present); President of VMA (1969 to October 1998).

Stephen R. Bova, 52(1)       1997        President  and Chief  Operating  Officer of  Staffmark,  Inc.  (a  temporary
                                         staffing   company)   (September  1999  to  present);   Managing   Director,
                                         International Operations,  Intelligroup,  Inc. (a computer services company)
                                         (January 1999 to November  1999);  President of the Global Banking  Division
                                         of  Electronic  Data  Systems  Corporation  (a  provider  of  technical  and information  services)  (November 1996 to December  1998);  President of the
                                         Global Financial Division of Alltel Information  Services,  Inc. (a provider of software and information services) (prior years to November 1996)

Leonard J. Fassler, 68(1)    1997        Co-Chairman of Interliant,  Inc. (a web-hosting  company)  (December 1997 to present);  Consultant to GE Capital Information Technology Systems, Inc. (an
                                         international  computer  reselling and integration  company  affiliated with
                                         General  Electric)  (August 1996 to January 1999);  Co-Chairman of AmeriData
                                         Technologies,  Inc.  (an  international  computer  integration  and  support company) (prior years to July 1996).

Brendan Keating, 45          1998        President of Vestcom  (March 1999 to present);  Chief  Operating  Officer of
                                         Vestcom  (October  1997 to  present);  Executive  Vice  President of Vestcom
                                         (October  1997 to  March  1999);  Vice  President  of Bowne & Co.,  Inc.  (a
                                         financial  printing  company)  (1991 to October  1997);  Vice  President  of
                                         Operations  of Bowne of New York City,  Inc.  (1985 to 1991);  President  of
                                         Bowne Business Communications (1993 to 1995).

Fred S. Lafer, 70            1997        President  of  the  Taub  Foundation  (a  charitable  foundation)  (1994  to present);  Senior Vice President and Secretary of Automatic Data Processing,
                                         Inc. (a provider of employer,  financial and data services)  (prior years to
                                         1996).

Robert J. Levenson, 58       1998        Executive  Vice  President  of First Data  Corporation  (a  transaction  and information  processing  company) (1993 to present).  Mr. Levenson is also a director of First Data  Corporation,  Superior  Telecom Inc.  and  Emisphere
                                         Technologies, Inc.

Richard D. White, 46         1997        Managing  Director of CIBC  Capital  Partners  (February  1998 to  present);
                                         Managing  Director of CIBC  Oppenheimer  Corp.  (successor to  Oppenheimer &
                                         Co.,  Inc.  and  referred to herein as "CIBC  Oppenheimer")  (prior years to
                                         February 1998). Mr. White is also a director of Midway Games Inc.

----------------------
(1)  These two directors are not subject to removal under the Outsiders'
     Proposals.

Board Meetings and Committees

                  The Board of Directors of the Company held 15 meetings during 1999. The Board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met 2 times during 1999. The Audit Committee presently consists of Leonard J. Fassler and Richard D. White.

                  In February 1998, the Board established a Nominating Committee, composed of Joel Cartun and Fred S. Lafer, which met once during 1999. The Company's current By-Laws establish formal procedures for considering nominees recommended by shareholders.

                  The Board has a Compensation Committee to, among other things, administer the Company's Stock Option Plan. The Compensation Committee presently consists of Stephen R. Bova and Fred S. Lafer and held 7 meetings during 1999.

                  During the year ended December 31, 1999, each member of the Company's Board of Directors was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he serves.

Compensation Committee Interlocks and Insider Participation

                  Compensation decisions are made by the members of the Compensation Committee. During the fiscal year ended December 31, 1999, Stephen
R. Bova and Fred S. Lafer served as members of the Compensation Committee. Neither Mr. Lafer nor Mr. Bova has ever served as an employee or officer of Vestcom or any of its subsidiaries.

Certain Transactions

                  Joel Cartun, Vestcom's Chairman of the Board, has a 50% interest in the partnership which owns the property previously used by Vestcom and VMA in Lyndhurst, New Jersey. The partnership leases the property to VMA, pursuant to a lease which expires in 2001. VMA's related party rent expense for this property for 1999 was $_______. Gary Marcello, a greater than 5% shareholder of Vestcom, owns interests ranging from 75% to 100% in the partnerships which own the properties previously leased by VMA in Dover, New Jersey and previously leased in Scranton, Pennsylvania. VMA's related party rent expenses for these properties for 1999 was $______. Pursuant to a written agreement with the owners, the lease obligations ceased in August 1999.

                  In August 1999, Vestcom entered into an agreement with CIBC World Markets for advisory services. Pursuant to that agreement, Vestcom is obligated to pay CIBC World Markets $25,000 each calendar quarter for such services. In 1999, Vestcom paid $25,000 to CIBC World Markets under this agreement. In December 1999, Vestcom entered into another agreement with CIBC World Markets pursuant to which it agreed to pay $25,000 for services rendered in connection with the Company's adoption of its shareholder rights plan. This amount will be paid in 2000. Richard D. White, a director of Vestcom, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets.

Company Policy

                  Future transactions with affiliates of the Company are anticipated to be minimal, are generally required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

Principal Shareholders

                  Based upon information available to the Company, the only shareholders known by the Company to beneficially own more than 5% of the outstanding common stock as of February 8, 2000 are (i) Joel Cartun, (ii) Gary
J. Marcello, (iii) Brookside Capital Partners Fund, L.P. ("Brookside"), (iv) Dresdner RCM Global Investors LLC, Dresdner RCM Global Investors US Holdings LLC, RCM Limited L.P. and RCM General Corporation (the "RCM Group"), (v) Dresdner Bank AG ("Dresdner") and (vi) R-Squared Limited, TimeTrust, Inc. and Harish K. Chopra (the "Chopra Group"). For information concerning the holdings of Mr. Cartun, see "Security Ownership of Management." Pursuant to filings made by the respective holders with the SEC, Gary Marcello, Brookside, the RCM Group, Dresdner and the Chopra Group owned the following number of shares of the Company's common stock as of February 8, 2000:

                                                                                              Percent of
Name and Address of Beneficial Owner                          Shares Beneficially Owned          Class
------------------------------------                          --------------------------      -----------

Brookside Capital Partners Fund, L.P.                                1,150,700(A)                 12.71%
Two Copley Place
Boston, MA 02116

Dresdner RCM Global Investors LLC                                      867,200(B)                  9.58%
Dresdner RCM Global Investors US Holdings LLC
RCM Limited L.P.
RCM General Corporation
Four Embarcadero Center
San Francisco, California 94111

Dresdner Bank AG                                                              (C)                   (C)
Jurgen-Ponto-Platz 1
60301 Frankfurt, Germany

R-Squared Limited                                                      742,100(D)                  8.19%
P.O. Box 1586 GT
Cardinal Avenue
George Town, Grand Cayman
British West Indies

Harish K. Chopra                                                              (D)                   (D)
TimeTrust, Inc.
1455 Frazee Road, Suite 420
San Diego, California  92108

Gary J. Marcello                                                       541,170(E)                  5.98%
1 Penny Lane
Boonton, New Jersey 07005

---------------------

(A) Brookside has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.

(B) Dresdner RCM Global Investors LLC and Dresdner RCM Global Investors US Holdings LLC have sole voting power with respect to 707,740 shares of common stock and sole dispositive power with respect to 867,200 shares of common stock. The RCM Group's filing with the SEC indicates that RCM Global Investors LLC ("Dresdner RCM") is an investment adviser and a wholly owned subsidiary of Dresdner RCM Global Investors US Holdings LLC, and that until July 8, 1998, RCM Limited L.P. served as managing agent of Dresdner RCM. The filing further indicates that RCM General Corporation is the general partner of RCM Limited L.P. According to the filing, RCM Limited L.P. and RCM General Corporation have beneficial ownership of the securities reported only to the extent they may be deemed to have beneficial ownership of the securities beneficially owned by Dresdner RCM.

(C) Dresdner, an international banking organization, is the parent of Dresdner RCM Holdings.

(D) R-Squared Limited has the sole voting power and the sole dispositive power with respect to 527,100 shares of common stock. TimeTrust, Inc. has the sole voting power and the sole dispositive power with respect to 184,500 shares of common stock. Harish K. Chopra has the sole voting power and the sole dispositive power with respect to 30,500 shares of common stock. TimeTrust, Inc. is an investment company of which Mr. Chopra is the Chief Executive Officer and President. Mr. Chopra and R-Squared Limited are the sole owners of TimeTrust, Inc.

(E) Includes 445,323 shares with respect to which Mr. Marcello has sole voting and sole dispositive power and 95,847 shares (comprised of 1,184 shares held by a family trust, 27,436 shares held by a family partnership and 67,227 shares held by a foundation) with respect to which Mr. Marcello shares voting and dispositive power.

Security Ownership of Management

                  The following table sets forth information regarding the beneficial ownership of the Company's common stock as of February 1, 2000 by (i) each current director of the Company; (ii) each Named Officer (as defined herein) of the Company; and (iii) all current executive officers and directors of the Company as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table below to the extent that they are exercisable by April 1, 2000.

                                                                                Shares
                                                                          Beneficially Owned
                                                                          ------------------
                                  Shareholder                          Number          Percent
                                  -----------                          ------          -------
Joel Cartun........................................................  1,488,198(1)       16.4%
Brendan Keating....................................................     43,000(2)          *
Stephen R. Bova....................................................    153,000(3)        1.7
Leonard J. Fassler.................................................     18,500(4)          *
Fred S. Lafer......................................................     22,100(5)          *
Robert J. Levenson.................................................     20,100(6)          *
Richard D. White...................................................    115,000(7)        1.3
Michael D. Helfand.................................................      1,000             *
Sheryl B. Cilenti..................................................     12,700(8)          *
All current executive officers, directors and nominees for
 director as a group (9 persons)...................................  1,873,598(9)       20.4%

--------------------
*Less than one percent.
(1) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.
(2)  Includes 32,500 shares issuable upon the exercise of stock options.
(3)  Includes 15,000 shares issuable upon the exercise of stock options.
(4) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such shares. Also includes
     15,000 shares issuable upon the exercise of stock options.
(5) Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee. Also includes 15,000 shares issuable upon the exercise of stock options.
(6) Includes 600 shares held by Mr. Levenson's wife as custodian for the benefit of her children. Also includes 10,000 shares issuable upon the exercise of stock options.
(7) Includes 61,704 shares held in the aggregate by CIBC World Markets and an affiliate of CIBC World Markets. Mr. White is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets. Mr. White disclaims beneficial ownership of these 61,704 shares. Also includes 15,000 shares issuable upon the exercise of stock options. Pursuant to Mr. White's employment arrangement with CIBC, any economic benefit derived from these options must be contributed by him to CIBC.
(8)  Includes 11,700 shares issuable upon the exercise of stock options.
(9) Includes an aggregate of 114,200 shares issuable upon the exercise of stock options.

Summary of Cash and Certain Other Compensation

                  The Company did not commence operations until August 1997 upon consummation of its initial public offering (the "IPO"). The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation of the Company's Chief Executive Officer and the other three executive officers of the Company at December 31, 1999 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                          Annual                                Long-Term
                                                       Compensation                           Compensation
                                   ----------------------------------------------------      --------------
                                                                                                 Common
                                                                                                 Shares
                                                                                                Subject to
Name and                                                                   Other Annual          Options      All Other
Principal Position                 Year      Salary         Bonus        Compensation(B)         Granted    Compensation (C)
------------------                 ----      -----          -----        ---------------     -------------- ----------------

Joel Cartun...................... 1999     $200,000         $    --           $--                    --            $3,775
    Chairman of the Board and     1998      196,728              --            --                    --            11,481
    Chief Executive Officer       1997      211,568          30,000(A)         --                    --             5,427

Brendan Keating(D)............... 1999     $200,000         $70,000            --                 50,000           $3,775
    President and Chief Operating 1998      200,000          85,000            --                 95,000            3,804
    Officer                       1997       39,615             --             --                100,000(E)            --

Michael D. Helfand(F)............ 1999      $46,154             --             --                 50,000               --
    Executive Vice President,
    Chief Financial Officer and
    Treasurer

Sheryl Bernstein Cilenti(G)...... 1999     $122,885        $20,000             --                 16,000           $1,558
    Vice President, General       1998      103,923         20,000             --                  4,000            1,551
    Counsel and Secretary         1997       24,231             --             --                 15,000               --

------------------------

(A) Represents bonuses paid during 1997 by Vestcom Mid-Atlantic, Inc., a subsidiary of Vestcom, prior to Vestcom's IPO.
(B) No Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below the threshold are not included in the table.
(C) For 1999, includes contributions made by the Company of $3,775 for Mr. Cartun, $3,775 for Mr. Keating and $1,558 for Ms. Cilenti to the Company's 401(k) plan to match 1999 pre-tax elective deferral contributions (included under "Salary") made by such persons to such plan.
(D)  Mr. Keating joined the Company in October 1997.
(E)  These options were canceled in August 1998.
(F)  Mr. Helfand joined the Company in October 1999.
(G)  Ms. Cilenti joined the Company in October 1997.

Employment Agreements

                  Mr. Cartun entered into an employment agreement with Vestcom which commenced on August 4, 1997, upon the consummation of the Company's IPO. Mr. Cartun's employment agreement terminates in August 2000. Mr. Cartun serves as Chairman and Chief Executive Officer at an annual base salary of $200,000.

                  Mr. Cartun's employment agreement provides that in the event of a termination of employment by the Company without cause, Mr. Cartun will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term. In the event of a termination of employment as a result of his death or disability, he (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to one time his then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or he terminates his employment for reasons other than death or permanent disability, he will only be entitled to receive earned but unpaid salary as of the date of termination.

                  Mr. Keating serves as President and Chief Operating Officer of the Company at an annual base salary of $200,000. He was subject to a two year employment agreement which terminated in October 1999, and is currently an at-will employee. His employment agreement provided for a guaranteed annual bonus of 35-50% of his annual salary, based on performance, during the two year term of the agreement.

                  Ms. Cilenti, Vice President and General Counsel of the Company, entered into a letter agreement with Vestcom in October 1997, pursuant to which she serves as an at-will employee with a current salary of $135,000.

                  Mr. Helfand, Executive Vice President and Chief Financial Officer of the Company, entered into a letter agreement with the Company in September 1999, pursuant to which he serves as an at-will employee with a current salary of $200,000. The letter agreement also provides that Mr. Helfand will be entitled to earn a bonus of up to 50% of his annual salary for each of 2000 and 2001 (which will be pro-rated for calendar 1999) based on achieving mutually agreed-upon goals and the Company's performance. Mr. Helfand is guaranteed a minimum bonus of $50,000 in each of 2000 and 2001 (which will also be pro-rated for calendar 1999, but payable in 2000).

                  All of the Named Officers are entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Each executive is also entitled to a car allowance of $850 per month.

                  Each of the Named Officers has a Change in Control agreement with the Company. Pursuant to these Change in Control agreements, upon the occurrence of a "Trigger Event", the executive would be entitled to receive a lump sum payment equal to two times the sum of his or her annualized base salary immediately prior to the "Change in Control" and the annual bonus the executive received during the full fiscal year immediately prior to the Change in Control. In addition, upon a Change in Control, all stock options would immediately become vested.

                  Pursuant to the Change in Control agreements, a "Change in Control" will be deemed to have occurred if (a) any person acquires 40% or more of the total voting power of the Company's then outstanding securities, (b) in general, over 50% of the composition of the Board of Directors changes without the approval of the existing directors, (c) there is a merger or reorganization of the Company after which less than 75% of the voting power of the surviving entity is owned by holders of the Company's securities prior to the transaction, or (d) the shareholders of the Company approve a plan of complete liquidation.

                  A "Trigger Event" means either (i) termination of the executive's employment at any time from the effective date of a Change in Control until 12 months after the Change in Control (other than for cause and other than a termination by the executive for Good Reason (as defined)), or (ii) a failure, upon a Change in Control, of the Company or a successor to continue the executive's employment for at least 12 months with a salary and bonus at least equal to what the executive received immediately prior to the Change in Control, or (iii) a failure, upon a Change in Control, for the executive's employer to be a public company, or (iv) the executive's termination of employment after failure of the Company or any successor to acknowledge upon request the obligations set forth in the executive's employment agreement and Change in Control Agreement.

Stock Options

                  The following table contains information regarding the grant of stock options to the Named Officers during the year ended December 31, 1999. In addition, in accordance with rules adopted by the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's common stock of 5% and 10% from the date the options were granted to their final expiration date.

                        OPTION GRANTS IN LAST FISCAL YEAR
                              Individual Grants (A)

                                                                                                                Potential
                                   Number of Common                                                         Realizable Value
                                        Shares           % of Total                                         at Assumed Annual
                                      Underlying       Options Granted   Exercise Price                       Rates of Stock
                                        Options       to Employees in      Per Share                       Price Appreciation
Name                                    Granted          Fiscal 1999        ($/sh.)       Expiration Date    for Option Term
----                              -----------------  ----------------   --------------   ---------------  -------------------
                                                                                                           5%          10%
                                                                                                           --          ---

Joel Cartun..................         --                  --             $    --              --       $   --  $        --
Brendan Keating..............       50,000               12.5               3.094          11/22/09       97,290     246,550
Michael D. Helfand...........       50,000               12.5               2.875          10/03/09       90,403     229,100
Sheryl Bernstein Cilenti.....       11,000                2.7               5.375           3/10/09       37,183      94,230
Sheryl Bernstein Cilenti.....        5,000                1.2               3.094          11/22/09        9,729      24,655

-------------------
(A) The options granted to Messrs. Keating and Helfand and to Ms. Cilenti were granted under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). Options generally are granted at exercise prices equal to the fair market value of the common stock on the grant date and typically vest in 20% increments commencing one year after the date of grant. The committee which administers the Stock Option Plan may accelerate the vesting of any option upon the occurrence of a change in control event (as defined in the Stock Option
Plan).

During 1998, the Company canceled options previously granted to Mr. Keating and granted new options to him. The following table provides certain information with respect to these "repricings". No other repricings have occurred since the IPO.


                       Ten Year Option/SAR Repricings (A)

                                                                                                              Length of
                                             Number of         Market                                          Original
                                             Securities        Price of         Exercise                     Option Term
                                             Underlying        Stock at         Price at                      Remaining
                                              Options          Time of          Time of           New         at Date of
                                            Repriced or      Repricing or     Repricing or      Exercise     Repricing or
            Name                 Date        Amended(#)      Amendment($)     Amendment($)      Price($)      Amendment
            ----                 ----        ----------      ------------     ------------      --------      ---------

Brendan Keating...........   08/12/98       100,000             $8.25            $21.625         $8.25         9 years
   President and Chief
   Operating Officer

--------------------
(A) On August 12, 1998, options covering 100,000 shares of common stock granted to Mr. Keating in 1997 at an exercise price of $21.625 were canceled. Also on August 12, 1998, Mr. Keating was granted options to purchase 60,000 shares at an exercise price of $8.25 per share, the then current market price. On March 16, 1998, Mr. Keating was granted options covering 35,000 shares at an exercise price of $10.125 per share.

                  No stock options were exercised by the Named Officers during the year ended December 31, 1999. The following table provides information concerning the number of shares of the Company's common stock covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $3.50, the closing sale price of the Company's common stock on December 31, 1999. On February 8, 2000, the closing sale price of the Company's common stock on the Nasdaq National Market was $4.75.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                         Number of Shares
                                   Number of                          Underlying Unexercised         Value of Unexercised
                                Shares Acquired      Value                  Options at              In-the-Money Options at
                                 on Exercise(#)    Realized ($)            Year-End (#)                  Year-End ($)
                                 --------------    ------------            ------------                  ------------

                                                                   Exercisable   Unexercisable    Exercisable    Unexercisable
                                                                   -----------   -------------    -----------    -------------
Joel Cartun..................          --            $--               --               --        $    --      $      --
Brendan Keating..............          --             --             23,750        121,250             --           20,300
Michael D. Helfand...........          --             --               --           50,000             --           31,250
Sheryl Bernstein Cilenti.....          --             --              8,500         26,500             --            2,030



Arrangements with Directors

                  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director also receives options to acquire 10,000 shares of common stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of common stock for each year of service thereafter. The options become fully exercisable one year after the date of grant. Directors of the Company are entitled to reimbursement for out-of-pocket expenses incurred in their capacity as directors of the Company.

Board Report on Executive Compensation

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the following is a report of the Compensation Committee of the Board of Directors regarding compensation policies as they affect Mr. Cartun and the other Named Officers.

                  The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) plan, health insurance benefits and eligibility for annual bonuses based upon performance of the specific individual and the Company. The long-term benefit element is reflected in the grants of stock options.

                  Stock options granted to executive officers of the Company have been granted at a price equal to fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of the common stock increases. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

                  Mr. Cartun did not receive any significant increase in salary for 1999 from 1998. The decision not to raise his salary was based on the Company's performance. Mr. Keating received a cash bonus and stock options in 1999 to reward his individual performance and contributions to the Company. Ms. Cilenti received an increase in salary for 1999 as well as a cash bonus and stock options to reward her individual performance and contributions to the Company. Mr. Helfand received options upon his joining the Company in October 1999.

                  All of the Named Officers have change in control agreements which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined) to promote their continued affiliation with the Company and to protect both the Company and the shareholders by assuring continuity during a transition period related to any change in control.

                  The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing current rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

                               By: Stephen R. Bova
                                  Fred S. Lafer

Shareholder Return Comparison

                  Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's common stock, on an indexed basis, against the cumulative total returns of the NASDAQ Market Index and a Peer Group consisting of FYI Incorporated, Lason Inc. and Ikon Office Solutions, Inc. for the period from July 30, 1997 (the date the Company's common stock first began trading on the Nasdaq National Market) (July 30, 1997 = 100) through December 31, 1999. The Company's management considers the companies included in the Peer Group to be those companies whose primary businesses are most similar to the business of the Company. The performance of the Company's common stock reflected below is not necessarily indicative of future performance.

                         [TO BE REPLACED WITH NEW GRAPH]

                 COMPARISON OF TOTAL RETURN SINCE JULY 30, 1997
                 AMONG VESTCOM INTERNATIONAL, INC. COMMON STOCK,
                       NASDAQ MARKET INDEX AND PEER GROUP

                                7/30/97     9/30/97    12/31/97    3/31/98    6/30/98     9/30/98    12/31/98
                                -------     -------    --------    -------    -------     -------    --------
Vestcom International, Inc.       100.00      117.69      137.69      64.23      56.92       56.92      55.38   [to be
                                                                                                                completed]
Peer Group                        100.00       89.93       96.98     120.13      62.55       38.40      45.91

Nasdaq Market Index               100.00      105.60       98.95     115.97     118.96      107.22     139.38


                     Assumes $100 invested in July 30, 1997
                           Assumes dividend reinvested
                       Fiscal Year Ended December 31, 1999


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Under Section 16(a) of the Securities Exchange Act of 1934, Vestcom's executive officers and directors, and persons who own more than ten percent of Vestcom's common stock, are required to file reports of ownership and changes in ownership with the SEC and Nasdaq. These persons also are required by federal securities regulations to give Vestcom copies of these reports. Management has reported to us that, based solely on their review of reports filed for 1999, all reporting requirements applicable to these persons were complied with for 1999.

                       SOLICITATION OF CONSENT REVOCATIONS

                  Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of Vestcom for which they will receive no additional compensation.

                  Georgeson will receive a fee of $15,000 for its services to Vestcom in connection with the solicitation of the consent revocations, plus reimbursement for reasonable out-of-pocket expenses. Vestcom has also agreed to indemnify Georgeson for certain liabilities in connection with this solicitation. Approximately 20 persons will be employed by Georgeson to solicit shareholders.

                  Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Vestcom common stock. Vestcom will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

                  The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Vestcom. Vestcom estimates that total expenditures relating to the Vestcom Board's solicitation of the consent revocations will be approximately $________. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. To date, no fees have been paid by Vestcom in connection with its solicitation of revocations of consents.


                           ABSENCE OF APPRAISAL RIGHTS

                  Under New Jersey law, you do not have appraisal rights in connection with our solicitation of consent revocations.

                        PARTICIPANTS IN THE SOLICITATION

                  Under applicable regulations of the SEC, each member of the Vestcom Board and each executive officer of Vestcom may be deemed to be a "participant" in Vestcom's solicitation of revocations of consent. In the event each of these persons is deemed a "participant", and without acknowledging that any such person is a "participant", we furnish the following information. Except as set forth below, the principal business addresses of each director and executive officer are 5 Henderson Drive, West Caldwell, New Jersey 07006. The principal occupation of each director and executive officer is set forth in this Revocation Statement under the sections entitled "Information About Us, The People Asking You To Revoke Your Consent" and "Summary of Cash and Certain Other Compensation", respectively. Information about the present ownership by directors and executive officers and any of their respective "associates" of Vestcom common stock is set forth under the section entitled "Security Ownership of Management." Information about transactions by each director and executive officer in Vestcom's common stock during the past two years can be found in such director's or executive officer's filings under Section 16 of the Securities Exchange Act of 1934, as amended, during that period. Information about related party transactions involving directors and executive officers can be found under the sections entitled "Certain Transactions" and "Employment Agreements". Except as otherwise set forth in this Revocation Statement, none of the directors or executive officers or any of their respective "associates" has any arrangement or understanding with any person with respect to future employment or future transactions with Vestcom.

                  Stephen R. Bova                 Robert J. Levenson
                  President and COO               Executive Vice President
                  Staffmark, Inc.                 First Data Corp.
                  234 E. Millsap Road             One Mack Centre Drive
                  Fayetteville, AR 72703          Paramus, NJ 07652

                  Leonard J. Fassler              Richard D. White
                  Co-Chairman                     Managing Director
                  Interliant, Inc.                CIBC Capital Partners
                  2 Manhattanville Road           425 Lexington Avenue
                  Purchase, NY 10577              9th Floor
                                                  New York, NY 10017
                  Fred S. Lafer
                  President
                  c/o Taub Foundation
                  300 Frank W. Burr Blvd.
                  Teaneck, NJ 07666

                              SHAREHOLDER PROPOSALS

                  If a shareholder intends to present a proposal at Vestcom's next Annual Meeting of Shareholders (excluding proposals for nominations to the Board of Directors, which are governed by the Company's By-Laws), the proposal must be received by March 12, 2000 in order for the proposal to be considered at the next Annual Meeting (but not included in the proxy statement for such meeting). As reported in our proxy statement for last year's Annual Meeting of Shareholders, shareholder proposals must have been received by the Company in writing no later than December 27, 1999 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                  Arthur Andersen LLP served as the Company's independent accountants for the year ended December 31, 1999 and are expected to serve in that capacity for 2000.

                       WHERE YOU CAN FIND MORE INFORMATION


                  The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Vestcom, who file electronically with the SEC. The address of that site is http://www.sec.gov.


                  You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following locations of the SEC:



Public Reference Room         New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center          Citicorp Center
Room 1024                     Suite 1300                    500 West Madison Street
Washington, D.C. 20549        New York, New York 10048      Suite 1400
                                                            Chicago, Illinois 60661-2511

                  You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006, Attn:
Corporate Secretary, telephone: 973.882.7000, facsimile: 973.882.9724, or on the Company's Internet world wide web site: http://www.vestcomintl.com.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

                  This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of the Company's management and Board of Directors, as well as assumptions made by and information currently available to the Company's management and Board of Directors. Such statements reflect the current views of the Company or the Board of Directors with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

                  Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: the ability of the Company to execute and manage the Company's growth strategy, the results of the Company's investment spending, the ability to effectively consolidate and integrate its production facilities and functions as part of the Company's integration program, the ability to realize reduced overhead costs, increased operating efficiencies and enhanced services at the newly consolidated facilities, the ability of the Company to execute and manage its renewed profitability and growth strategy, acceptance of the Company's new products in the marketplace, the entry of new competitors into the marketplace, changes in the business document outsourcing industry, the ability to attract and retain key customers, the ability to improve its business pipeline, the ability to positively modify its revenue mix, variations in quarterly results and the sufficiency of the Company's working capital. Other factors are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Vestcom uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Vestcom is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


February ___, 2000                          By Order of the Board of Directors

                                            Sheryl Bernstein Cilenti, Secretary

                                    IMPORTANT

         1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson in the postage-paid envelope provided.

         2. If you have previously signed and returned a Gold consent card to the Outsiders, you have every right to change your vote. Only your latest dated card will count. You may revoke any Gold consent card already sent to the Outsiders by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

         3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be signed representing your shares.

         4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the Gold consent card. Do not even use the Outsiders' Gold consent card to indicate your opposition to the Outsiders' Proposals.

         If you have any questions above giving your revocation of consent or require assistance, please call:


                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                         CALL TOLL FREE: (800) 223-2064